Exhibit 99.1

February 6, 2008

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Fourth Quarter and Year End 2007 Results

FONTANA, CA, February 6 — California Steel Industries, Inc. (“CSI”) today reported net sales of $1.28 billion for the year ended December 31, 2007, a six percent decrease from 2006, resulting in a net loss for the year of $906,000.

Sales during fourth quarter 2007 were $297.0 million, resulting in a net loss of $12.2 million.

Shipments for the year totaled 1.73 million net tons, ten percent lower than 2006. During the quarter, the company shipped 413,143 net tons, slightly higher than fourth quarter 2006. Volume by product is as follows:

Sales volumes (net tons):

	4Q07	4Q06	FY07	FY06
Hot Rolled	190,473	146,862	658,389	778,661
Cold Rolled	43,214	37,779	170,316	167,681
Galvanized	124,479	163,671	657,774	752,248
ERW Pipe	54,977	61,437	241,451	231,588
Total	413,143	409,749	1,727,930	1,930,178

Shipments of ERW pipe were again at record levels, breaking 2006’s record setting year.

The company’s average sales price decreased nine percent during fourth quarter 2007 compared to fourth quarter 2006, and decreased six percent when compared to third quarter 2007. The average sales price for the year was about equal to 2006.

“2007 was a difficult year for California Steel, and is a strong example of the highly cyclical nature of the steel industry,” said Masakazu Kurushima, President and Chief Executive Officer. “In 2006, we realized some of the best results in our company’s history. This past year, we faced extremely tight margins, given the economic conditions driving demand and pricing here in the United States, while competing in a robust slab market worldwide” he continued.

EBITDA for the year was $37.5 million, substantially lower than 2006’s $213.8 million. For the quarter, EBITDA was negative $12.5 million, down from fourth quarter 2006’s level of $22.0 million.

Capital expenditures during the year were $33.1 million, including $14.3 million expended during fourth quarter.

The balance under the Company’s Revolving Credit Agreement was $26.5 million as of December 31, 2007, with net availability of over $82.7 million. The Company had a cash balance of $13.6 million.

Financial results are as follows (in thousands):
	Three Months Ended		Year Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Net sales revenue	$297,046	$309,375	$1,282,967	$1,358,762
Cost of sales	$310,282	$288,811	$1,252,496	$1,142,845
SG&A	$6,622	$6,453	$28,478	$29,796
Operating (loss) income	$(20,639)	$13,162	$988	$184,828
Interest expense, net	$2,885	$1,921	$10,528	$5,156
(Loss) income before taxes	$(23,471)	$12,765	$(4,270)	$179,521
Net (loss) income	$(12,170)	$8,448	$(906)	$108,985
Depreciation	$8,038	$7,350	$31,270	$29,143
Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$(3,739)	$(77,062)	$37,281	$16,778
Investing Activities	$(15,603)	$(20,508)	$(34,529)	$(36,393)
Financing Activities	$26,500	$0	$5,317	$(79,118)
EBITDA	$(12,548)	$22,036	$37,528	$213,820

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, and galvanized sheet and electric resistant welded pipe. Located in Fontana, California, CSI has about 1,000 employees. More information about the company is available at its website at www.californiasteel.com, or contact Kyle Schulty, Manager, Communications at 909-350-6024.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.